Exhibit 10.3

Kephitalist – Voltage X

CONVERTIBLE NOTE

This Convertible Note (the “Note”) is made effective as of 07 October 2024 by and between:

●	Issuer: Voltage X Limited, incorporated in the Cayman Islands, with its principal place of business at 4th Floor, Monaco Towers, 11 Dr. Roy’s Drive, P.O. Box 10338, Grand Cayman KY1-1003, Cayman Islands (the “Company”);

●	Holder: Kehpitalist Private Limited, with a UEN number 201611020E and business address at 221 Henderson Road #01-05, Henderson Building, Singapore 159557 (the “Holder”);

●	Somin Group: Somin Private Limited, with a UEN number 201721105K and business address at 221 Henderson Road #01-05, Henderson Building, Singapore 159557 (the “Somin Group”);

FOR VALUE RECEIVED AND SUBJECT TO CONVERSION BELOW, the Company hereby promises to pay to the Holder, the principal sum as determined in section 1 below (the “Principal Amount”) with interest at the rate stated below, on the terms and subject to the conditions set forth in this Convertible Note. The principal and accrued interest shall be due and payable on the Maturity Date, unless this Note is converted pursuant to the terms set forth below.

1. Principal Amount and Interest

1.1 Principal: The Company shall repay the Principal Amount Consideration of this Note on the Maturity Date, which shall be 18 months from Date of Issuance (the “Maturity Date”), unless converted in accordance with Section 2.

1.2 Interest: The Note shall bear interest at the rate of 0% per annum, compounded annually, and payable upon the earlier of conversion or redemption.

1.3 Principal Amount Consideration: In consideration for the USD$100.00 investment of the Note, the Holder undertakes to repay USD$100.00 in-cash on the Maturity Date subject to the Conversion Upon IPO below.

2. Conversion Rights

2.1 Conversion upon IPO and Acquistion of Shares in Somin Group: Upon the successful closing of an Initial Public Offering (“IPO”) on the Nasdaq of the Company’s Class A Ordinary Shares, both parties agreed to enter and complete the following transactions:

[i] in the event of a successful IPO, 100% of the Principal Amount of the Note will be automatically converted, subject to completion of [ii] below, into [245,178] Class A Ordinary Shares of the Company (the “Shares”), par value US$0.000001 per share, at the IPO Price (the “Conversion Price”) and the Note will be extinguished and no further Principal Amount will be repayable by the Company; of which [36,776] Shares will be subject to lock up for 6 month period from the date of the IPO;

[ii] the Holder transfers, free of any lien or any encumbrance or any conditions and on a fully paid up basis, 5.00% equivalent of outstanding and issued ordinary shares of Somin Group or the Equivalent Relevant Number of Shares (as defined below) of the Equivalent Entity (as defined below).

2.2 Equivalent Entity and Equivalent Relevant Number of Shares: If Somin Group is acquired by, merged or reorganised by another company (the “Acquisition Event”), such relevant company will become the Equivalent Entity for the purposes of this agreement. For the purposes of calculating the Equivalent Relevant Number of Shares, the Company will be entitled to receive the number of shares in the Equivalent Entity as if the Company would have been a 5.00% shareholder immediately prior to the Acquisition Event and would have been issued the relevant number of shares by the Equivalent Entity upon the transfer of 5.00% of Somin Group to the Equivalent Entity.

Kephitalist – Voltage X

2.3 IPO Condition: Conversion of the Note into Shares may only occur if the Company successfully completes an IPO within the term of this Note. If no IPO occurs before the Maturity Date, this Note shall be repaid in accordance with Section 1.

2.4 Conversion Process: The Company will notify the Holder in writing when the conversion has taken place, detailing the number of Shares issued as per the conversion. The Company will provide all necessary approvals promptly, regarding the conversion, to the Holder and its counsel without delay in order to completely effect the conversion.

3. Redemption

3.1 Redemption at Maturity: If redemption occurs without any Conversion, the Principal Amount repayable by the Company is USD100.00.

4. No Prepayment

The Company shall not prepay this Note prior to the Maturity Date without the prior written consent of the Holder.

5. Events of Default

5.1 An “Event of Default” occurs if:

●	The Company fails to make any payment of principal or interest when due under this Note.

●	The Company becomes insolvent, files for bankruptcy, or ceases operations.

●	The Company breaches any material term of this Note.

5.2 Remedies: Upon an Event of Default, the entire Principal Amount of this Note, together with any accrued interest, shall become immediately due and payable.

6. Holder Undertaking

6.1 In the event of a Conversion, the Holder undertakes to not to sell [30]% of the Shares for a 6 month period from the IPO.

7. Miscellaneous

7.1 Governing Law: This Note shall be governed by and construed in accordance with the laws of the Cayman Islands.

7.2 Amendments: Any amendment or modification of this Note must be made in writing and signed by both the Company and the Holder.

7.3 Transferability: This Note and the rights hereunder may not be transferred or assigned by the Holder without the prior written consent of the Company.

7.4 Notices: Any notice required under this Note shall be in writing and sent to the addresses listed above.

IN WITNESS WHEREOF, the Company has executed this Convertible Note as of the date first set forth above.

Kephitalist – Voltage X

Voltage X Limited

By:	/s/ Terence Cheung
Name:	Terence Cheung
Title:	Chief Executive Officer
Date:	14 October 2024

Kehpitalist Private Limited

For an on behalf of shareholders of the Somin Group

By:	/s/ Wendy Leong
Name:	Wendy Leong
Title:	Corporate Representative
Date:	07 October 2024